                                                                     EXHIBIT 2.1

                           ASSET PURCHASE AGREEMENT
                           ------------------------

     THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 29/th/ day of December, 1999 between International Exchange Communications, Inc., a Delaware corporation ("Purchaser"), and NOSVA Limited Partnership, a Maryland limited partnership ("Seller").

     WHEREAS, Seller conducts business as a reseller of long distance telecommunications services and has established a customer base and related assets which it now desires to sell; and

     WHEREAS, Purchaser desires to purchase the customer base and related assets of Seller on the terms and subject to the conditions of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants, representations and warranties herein contained, it is hereby agreed as follows:

1.   Sale and Transfer of Assets
     ---------------------------

     1.1  Assets to be Sold
          -----------------

          Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser agrees to purchase from Seller, all of Seller's right, title and interest in and to the following assets of Seller (the "Assets") excluding accounts receivable, unbilled call records, cash, bank accounts, marketable securities, corporate records, tax refunds and claims of Seller against others for damages:

     (a) the "Customer Related Assets," comprised of (1) Seller's international operating division which markets under the brand names "International Plus" and "011 Communications" (the "Business") and all residential (as defined by the applicable local exchange carrier or the competitive local exchange carrier) international end user long distance telecommunications customer accounts thereof (but specifically excluding business customer accounts) which are listed in an electronic format satisfactory to Purchaser (which electronic format shall include all present and former customer accounts, whether currently active or inactive, in existence as of the Closing Date) (the "Customer Accounts") (the end users of the long distance telecommunications services that generate the Customer Accounts shall be hereinafter referred to as the "Customers"); (2) all of Seller's rights under any agreements, application forms, term contracts, letters of agency and all other contractual instruments between Seller and any and all Customers related to the Customer Accounts (collectively, the "Customer Contracts"), including but not limited to Seller's right to assert claims and take other rightful actions in respect of breaches, defaults and other violations of such Customer Contracts; (3) all customer and other deposits held or made by Seller related to the Customer Accounts; and (4) all relationships and goodwill related to the Customer Accounts; and

     (b)  the following assets (the "Non-Customer Assets"):

          (i) all of Seller's rights in those contracts set forth on Schedule 1.1(b)(i) (collectively, the "Non-Customer Contracts");

          (ii) all of Seller's current toll-free numbers used by and in the Business for customer service in accordance with Section 2.3(f);

          (iii) the Intellectual Property (as hereinafter defined);

          (iv) all leases, leasehold interests, equipment, furniture, fixtures, computers, telephones and other tangible, intangible, real and personal property occupied and/or utilized by and in the Business, to the extent set forth in
Schedule 1.1(b)(iv) and specifically including any and all lead lists utilized in the Business;

          (v) to the extent allowable under applicable laws, rules and regulations, carrier identification code (CIC) number 210; and

          (vi) the local service customer accounts of NOS Communications Inc. which accompany certain of the long distance customer accounts of Seller ("the Local Customers").

     1.2  NOS
          ---

          Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to cause NOS Communications, Inc. ("NOS") to sell, convey, transfer, assign and deliver to Purchaser all of NOS's right, title and interest in and to the Intellectual Property (as hereinafter defined) and the Local Customers.

     1.3  CIC Code
          --------

          Purchaser and Seller agree that in the event CIC number 210 cannot be transferred to Purchaser as contemplated in Section 1.1(b)(v) above, then the Cash Purchase Price (as hereafter defined) shall be reduced by an amount equal to (a) $750,000.00 plus (b) the actual cost up to $200,000 of moving the customers to another CIC number, which aggregate amount shall be deducted from the payment due pursuant to Section 2.3(b)(iii) below.

2.   The Closing
     -----------

     2.1  Place and Date
          --------------

          The closing of the purchase and sale of the Assets (the "Closing") shall take place at the offices of Purchaser located at 533 Airport Boulevard, Suite 505, Burlingame, California 94010, at or before 10:00 a.m., local time, as soon as reasonably practicable after the conditions set forth in Section 7 hereof have been satisfied but in no event later than March 31, 2000. The date of the Closing is herein referred to as the "Closing Date."

     2.2  Transfer of Assets
          ------------------

     (a) At the Closing and subject to the terms and conditions of this Agreement, Seller shall deliver to Purchaser the following, and simultaneously with such delivery, Seller shall take such action as may be necessary or reasonably requested by Purchaser to place Purchaser in possession and control of the Assets:

          (i) Such bills of sale, assignments, novation agreements, master letters of agency or other instruments of transfer and assignment as shall be necessary to vest in Purchaser title to the Assets sold and assigned under this Agreement, free and clear of all liens, claims and encumbrances;

          (ii) Copies of Seller's partnership resolutions authorizing the execution, delivery and performance of this Agreement by Seller and a certificate of Seller's general partner dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

          (iii) A current list (in electronic format) of the Customer Accounts to be transferred and an aging report for all accounts receivable ("Accounts Receivable") associated with and derived from such Customer Accounts; and

          (iv) Such other certificates or other documents or instruments as the Purchaser or Purchaser's counsel may reasonably request.

     (b) At the Closing, as a condition to Seller's obligations under this Agreement, Purchaser shall deliver to Seller the following:

          (i) All instruments as may be reasonably necessary by which Purchaser assumes the obligations and liabilities to be assumed by it hereunder;

          (ii) Copies of resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement by Purchaser, including, without limitation, the issuance (if applicable) of the Purchase Price Shares (as hereinafter defined) by Pacific Gateway Exchange, Inc. ("PGE"), and a certificate of Purchaser's secretary, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

          (iii) That portion of the Purchase Consideration (as hereinafter defined) due on the Closing Date, including duly issued certificates representing the Purchase Price Shares (if applicable);

          (iv) Reimbursement of the Security Deposits set forth in Schedule 1.1(b)(i); and

          (v) Such other certificates or other documents or instruments as Seller or Seller's counsel may reasonably request.

     2.3  Purchase Consideration; Adjustments; Earn-Out; Integration
          ----------------------------------------------------------

     (a) The purchase consideration to be paid by Purchaser to Seller for the Assets shall be:

          (i) $21 million ($21,000,000.00) in cash (the "Cash Purchase Price"); and

          (ii) The Purchase Price Shares described in Section 2.3(c) below.

          (iii) The purchase consideration described in this Section 2.3(a) shall be referred to hereinafter, as adjusted, as the "Purchase Consideration."

     (b)  The Cash Purchase Price shall be paid as follows:

          (i) on or before January 3, 2000, Purchaser shall pay to Seller $3 million ($3,000,000.00) in cash (hereinafter, the "Breakup Cash") which shall constitute a non-refundable deposit which Seller shall retain sole and absolute ownership of notwithstanding any termination of this Agreement;

          (ii) at the Closing, Purchaser shall pay to Seller $5 million ($5,000,000.00) in cash;

          (iii) on or before the close of business on the ninetieth (90/th/) day following the Closing Date, Purchaser shall pay to Seller $8 million ($8,000,000.00) in cash; and

          (iv) on or before the close of business on the one hundred eightieth (180/th/) day following the Closing Date, Purchaser shall pay to Seller $5 million ($5,000,000.00) in cash.

The Cash Purchase Price shall be payable in immediately available funds by wire transfer in accordance with the instructions delivered in writing by Seller to Purchaser.

     (c) The Purchase Price Shares (as hereafter defined) shall be issued in accordance with the following:

          (i) on or before January 15, 2000, Purchaser shall issue to Seller that number of shares (the "Breakup Shares") of common stock, par value $.0001 per share, of PGE ("PGE Common Stock") in an amount equal to $3 million ($3,000,000.00) (the "Breakup Share Amount") in the event Purchaser, in the course of conducting its due diligence review of the Business, from the date of this Agreement through and including January 15, 2000, does not learn of any gross misrepresentations of Seller contained herein ("Gross Misrepresentations"). In the event Purchaser does learn of such Gross Misrepresentations, Purchaser shall elect to either (i) provide written notice of the nature of the Gross Misrepresentations to Seller and in such notice elect to terminate this Agreement (the "Termination Notice") or (ii) provide Seller with written notice waiving such Gross Misrepresentations and elect to proceed with the transactions contemplated by this Agreement (the "Waiver Notice"). In the event Seller receives the Termination Notice, then this Agreement shall terminate provided that Seller shall have the right to dispute pursuant to Section 9.13 whether there were in fact any such Gross Misrepresentations and if Seller successfully disputes such fact then Purchaser shall forthwith upon receipt of the final decision of the arbitrator cause the Breakup Shares to be delivered to Seller. Termination of this Agreement pursuant to the Termination Notice and retention of the Breakup Shares shall be

                Purchaser's sole and exclusive remedy for a Gross Misrepresentation and Purchaser shall have no other liability or obligation to Seller under this Agreement. In the event (i) Purchaser is satisfied with the due diligence review of the Business, it shall provide Seller with a notice of satisfaction on or before January 15, 2000 (the "Satisfaction Notice") or
                (ii) Purchaser provides Seller with a Waiver Notice, then in either such event Purchaser shall concurrently deliver the Breakup Shares to Seller. In the event Purchaser receives the Breakup Shares pursuant to the terms of this Agreement, then the Breakup Shares shall constitute a non-refundable deposit which Seller shall retain sole and absolute ownership of notwithstanding any termination of this Agreement.

          (ii) On or before the Closing Date, Purchaser shall issue to Seller that number of shares PGE Common Stock in an amount equal to $16.2 million ($16,200,000.00) (the foregoing amount plus the Breakup Share Amount shall be referred to hereinafter as the "Stock Purchase Price") minus (A) $3.855 million ($3,855,000.00)
                                        =====
                (the "Earn-Out Amount") and also minus (B) $1.2 million ($1,200,000.00) (the "Additional Amount").

          (iii) That number of shares of PGE Common Stock representing the Earn-Out Amount shall be referred to hereinafter as the "Earn-Out Shares." Purchaser shall cause the Earn-Out Shares, as adjusted pursuant to this Section 2.3(c)(iii), to be delivered to Seller on September 15, 2000. Following the Closing, Seller is to manage the Business for Purchaser pursuant to the Management Agreement (as hereinafter defined). The amount of the Earn-Out Shares to be delivered to Seller are to be reduced in the following manner in the event the gross revenues of the Business (as determined by generally accepted accounting principles) (the "Gross Revenues") are less than Forty-Four Million Four Hundred Thousand Dollars ($44,400,000) (the "Maximum Amount") in the aggregate during the period of March 1, 2000 through and including August 31, 2000 (the "Earn-Out Period"): (A) in the event the Gross Revenues during the Earn-Out Period are less than Thirty Million Six Hundred Ninety-Six Thousand Two Hundred Ninety-Three Dollars ($30,696,293) (the "Minimum Amount") Seller shall be entitled to no Earn-Out Shares and (B) in the event the Gross Revenues during the Earn-Out Period are more than the Minimum Amount but less than the Maximum Amount then the Earn-Out Amount (and the corresponding number of Earn-Out Shares) shall be reduced by an amount equal to (I) the Earn Out Amount times (II) the Maximum Amount less the Gross Revenues, divided
                -----                         ----                     -------
                by (III) Thirteen Million Seven Hundred Three Thousand Seven
                --
                Hundred Seven Dollars ($13,703,707) (the "Difference Amount"). Notwithstanding the foregoing, in the event the Closing Date occurs prior to March 31, 2000 then the Maximum Amount shall be Forty Million Five Hundred Thousand Dollars ($40,500,000), the Minimum Amount shall be Twenty-Eight Million Dollars ($28,000,000), the Difference Amount shall be Twelve Million Five Hundred Thousand Dollars ($12,500,000) and the

                Earn-Out Period shall commence on the Closing Date and end on the date one hundred eighty (180) days later.

          (iv) That number of shares of PGE Common Stock representing the Additional Amount shall be referred to hereinafter as the "Additional Shares." On or before the earlier of (A) the one hundred eightieth (180/th/) day following the Closing Date or
                (B) the fifteenth (15/th/) day occurring after completion of the first full calendar month billing cycle (the "First Cycle") following integration of the Purchaser's customer accounts pursuant to Section 6.12 hereof, Purchaser shall pay to Seller the Additional Shares; provided, however, in the event that in respect of such customer accounts (excluding casual calling traffic) Seller has billed during the First Cycle less than seventy percent (70%) of the gross revenues (as determined according to generally accepted accounting principles) billed by Purchaser in respect of such accounts (excluding casual calling traffic) during the last full billing cycle prior to the Closing Date (the "Last Cycle") then the Additional Amount (and the corresponding number of Additional Shares to be issued pursuant to this paragraph) shall be reduced to an amount equal to (A) $1.2 million ($1,200,000) times (B) (1) the actual gross revenues billed during the First Cycle divided by (2) the actual gross revenues billed during the Last Cycle.

          (v) Purchaser hereby agrees to use its best efforts to register any shares of PGE Common Stock issued to Seller pursuant to Sections 2.3(c)(i), (ii), (iii) or (iv) (collectively, the "Purchase Price Shares"), at its sole cost and expense, under the Securities Act of 1933, as amended (the "Securities Act"), as soon as practicable after the respective dates of issuance of the PGE Common Stock but in no event later than five (5) business days after such issuance date. PGE agrees to use reasonable commercial efforts to keep the registration statement regarding the re-sale of such shares effective under the Securities Act until the earliest to occur of the following: (A) all shares received by Seller have been sold; (B) all shares can be sold in a three (3) month period under Rule 144 of the Securities Act; or (C) five hundred forty-five (545) days after the Closing. Seller agrees to cooperate with PGE regarding the sale of such shares.

          (vi) The parties hereby agree that, in calculating the number of Purchase Price Shares to be issued pursuant to Sections 2.3(c)(i), (ii), (iii) or (iv), the average of the closing bid and ask price per share for the 20 trading days immediately preceding the relevant date of issuance to Seller shall be used.

          (vii) The parties hereby agree that Purchaser, in its sole discretion, may substitute cash, in lieu of shares of PGE Common Stock, for all or any portion of the Purchase Price Shares prior to the issuance of those shares to Seller pursuant to the terms of this Agreement. If Purchaser elects to so substitute cash for all of the Purchase Price Shares, the parties shall be relieved of their obligations under the Stock Sale Agreement (as hereafter defined). In addition, Purchaser shall have the right at any time within the period of one hundred eighty (180) days following (A) the date of delivery to Seller of the Earn-Out Shares or the Additional Shares, in the case of such shares or (B) the Closing Date, in the case of all other PGE Common Stock constituting Purchase Consideration, to elect to repurchase from Seller any such PGE Common Stock issued to Seller. The repurchase price shall be calculated based on the average of the closing bid and ask price per share for the 20 trading days immediately preceding the relevant repurchase date (the "Average Price"). In the event the Average Price is equal to or less than one hundred percent (100%) of the per share portion of the Stock Purchase Price attributable to the PGE Common Stock to be repurchased by Purchaser (the "Base Price") then the repurchase price shall be the Base Price. In the event the Average Price is equal to or more than one hundred twenty-five percent (125%) of the Base Price then the repurchase price shall be one hundred twenty-five percent (125%) of the Base Price. In the event the Average Price is less than one hundred twenty-five percent (125%) and more than one hundred percent (100%) of the Base Price then the repurchase price shall be the Average Price. The repurchase price shall be paid in cash and shall be delivered to Seller within three (3) business days of Purchaser's election to repurchase. Seller shall concurrently deliver the relevant shares of PGE Common Stock to Purchaser.

          (viii) The number of shares of PGE Common Stock received by Seller shall not be subject to adjustment except if the Seller sells such shares at any time within the period of one hundred eighty days (180) following (A) the date of registration under the Securities Act and delivery to Seller of the Earn-Out Shares or the Additional Shares (in the case of such shares), or (B) the Closing Date in the case of all other PGE Common Stock constituting Purchase Consideration, then in the event (1) the sale price for such shares is less than ninety percent (90%) of the portion of the Stock Purchase Price attributable to those particular shares, Purchaser shall pay to Seller an amount equal to the difference between ninety percent (90%) of the portion of the Stock Purchase Price attributable to the particular shares sold by Seller and the sale price received by Seller in respect of those shares and (2) the sale price for such shares is more than one hundred twenty-five percent (125%) of the portion of the Stock Purchase Price attributable to those particular shares, Seller shall pay to Purchaser an amount equal to the difference between one hundred twenty-five percent (125%) of the portion of the Stock Purchase Price attributable to the particular shares sold by Seller and the sale price received by Seller in respect of those shares. The parties shall effect such adjustments on weekly intervals commencing one week after the Closing.

          (ix) The 545 day period set forth in Section 2.3(c)(v), and the 180 day period set forth in Section 2.3(c)(vii), shall each be extended by the length of any

               Delay Period (as such term is defined in the Stock Sale Agreement, the form of which is attached hereto as Exhibit 6.8)

     (d) A list of Non-Customer Contracts which Purchaser desires to acquire from Seller and assume at Closing is set forth in Schedule 1.1(b)(i) attached hereto. In the event the counterparty to any such Non-Customer Contract fails or refuses to allow the transfer of same to Purchaser prior to the Closing Date, then Seller shall, at Purchaser's sole option and in Purchaser's sole discretion, provide the service or function which is the subject of such Non-Customer Contract on the same terms and conditions as contained therein.

     (e) Purchaser agrees to(i) service all Customer Accounts and (ii) perform all Non-Customer Contracts acquired and assumed by Purchaser pursuant to this
Section 2.3(d) and Purchaser further agrees to indemnify and hold harmless Seller from and against any claims relating to Purchaser's performance, or failure to perform, such Customer Accounts and Non-Customer Contracts subsequent to the Closing Date.

     (f) Seller utilizes the toll-free numbers for its customer service set forth on Schedule 2.3(f). At Closing, Seller shall assign to the Purchaser all of Seller's right, title and interest in and to all such toll-free numbers, and, to the extent that Seller is not the owner of the toll-free number which is manned by any other entity, Seller shall utilize commercially reasonable efforts to persuade such entity to assign its interests in such toll-free number to Purchaser.

     (g) Purchaser acknowledges that Seller does not maintain copies of all verification records with respect to the Customer Accounts and that many of such records may be in the possession of one or more companies that provide verification services to Seller. In lieu of delivering all such verification records to Purchaser at Closing, Purchaser agrees that Seller may provide at Closing a letter addressed to each such verification company directing such verification company to hold all verification records relating to Customer Accounts at the direction of Purchaser.

     (h) Two days prior to the Closing Date, Seller shall deliver to Purchaser an aging of all accounts payable ("Accounts Payable") of the Business on an itemized basis.

     (i) Two days prior to the Closing Date, Seller shall deliver to Purchaser an aging of all accounts receivable of the Business on an itemized basis.

     (j) In the event applicable laws, rules or regulations require any Authorizations to be transferred to Purchaser in order to consummate the transactions contemplated herein, Seller shall have the option to elect to (i) transfer such Authorizations or (ii) exclude from the Assets the Customer Accounts derived from Customers located in the particular state(s) requiring the transfer of such Authorizations. In the event Seller elects to exclude such Customer Accounts, the Stock Purchase Price shall be reduced by an amount equal to (A) Thirty-Five Million Dollars ($35,000,000), times (B) the portion of the
                                                  -----
gross revenues (determined by generally accepted accounting principles) of the Business during the month immediately preceding the Closing Date derived from Customers located in the state(s) requiring the transfer of such Authorizations, divided by (C) the total gross revenues of the Business during such preceding
----------
month.

     (k) Purchaser agrees to use its best efforts to resolve any matters necessary in order to obtain approval for the transactions contemplated herein from the Federal Communications Commission ("FCC") and all applicable state public service and/or utility commissions (collectively, "PSCs"), including, without limitation, the payment of any fees or taxes in connection therewith, provided however, that Seller shall forthwith pay any and all fees or taxes relating to the Business which have accrued but have not been paid as of the Closing Date.

     (l) The allocation of the Purchase Consideration shall be determined prior to the Closing Date. Following execution of this Agreement, Seller and Purchaser shall exercise their best efforts to agree upon such allocation. In the event Seller and Purchaser are unable to reach such agreement, then either party shall be entitled to request that the allocation be determined by the accounting firm of Arthur Andersen. The parties shall equally bear all costs, expenses and charges of Arthur Andersen resulting from such determination; provided however Purchaser shall pay any such costs, expenses and charges in excess of Twenty Thousand Dollars ($20,000). Arthur Andersen shall provide each of the parties written notice of its determination which shall be final and binding unless one of the parties delivers written notice of dispute to the other party within seven (7) days of receipt of such determination. In the event of such dispute, the matter shall be referred to final and binding arbitration pursuant to Section 9.13 of this Agreement.

     (m) All payments received by Seller (whether in its capacity as manager pursuant to the Management Agreement or otherwise) from Customers after the Closing in respect of accounts receivable of the Business shall be allocated on a first in first out basis in accordance with generally accepted accounting principles.

     2.4  Limitation on Assumption of Liabilities.
          ----------------------------------------

          Except for (i) the Customer Accounts and (ii) the Non-Customer Contracts specifically assumed by Purchaser pursuant to Section 2.3(d) above, Purchaser shall not be liable for any of the obligations or liabilities of Seller of any kind or nature. Seller shall pay, perform and discharge all of the other valid liabilities and obligations related to the Business which have not been assumed by Purchaser pursuant to this Agreement and shall specifically indemnify and hold harmless Purchaser from and against same. Purchaser shall pay, perform and discharge all of the valid liabilities and obligations related to the Business which have been assumed by Purchaser pursuant to this Agreement and shall specifically indemnify and hold harmless Seller from and against same.

3.   Representations and Warranties of Seller
     ----------------------------------------

     Seller represents and warrants to Purchaser as follows, which representations and warranties are made as of the date hereof and as of the Closing Date and shall survive the Closing for a period of one year (except with respect to the representations and warranties in Section 3.6 which shall survive for two years):

     3.1  Organization
          ------------

     (a) Except as set forth on Schedule 3.1(a) attached hereto Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Maryland, is duly qualified and in good standing as a foreign limited partnership in the states set forth on Schedule 3.1(a) attached hereto with full requisite legal power and authority to own its properties and assets and to carry on lawfully its business as currently conducted, and is not required to be qualified to do business as a foreign limited partnership in any other jurisdiction, except for those jurisdiction(s) where the failure to be so qualified would not have a material adverse effect on the Business.

     (b) Seller does not have any subsidiaries and neither owns nor holds any securities of, or any interest in, any other person or entity and is not a partner or member in or subject to any joint venture, partnership, limited liability company or other arrangement or contract that is or could be treated as a partnership for federal income tax purposes, in each case, other than de
                                                                           --
minimus interests in publicly traded entities.
--------

     3.2  Authorization
          -------------

          Seller has all requisite partnership power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement. The execution, delivery and performance by Seller of this Agreement and the other agreements and documents referred to herein and therein and the actions contemplated hereby and thereby have been duly and validly authorized by all necessary partnership action on the part of Seller, and this Agreement and such other agreements and documents constitute valid and binding obligations of Seller, enforceable in accordance with their terms, subject to (i) general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law, and (ii) bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or other similar laws relating to or affecting creditors' rights generally.

     3.3  Liabilities
          -----------

          Except as set forth in Schedule 3.3 attached hereto, and subject to obtaining the Consents (as herein defined) and the consents of the counter parties to the assignment of the Non-Customer Contracts, Seller has no obligations or liabilities, whether direct or indirect, joint or several, absolute or contingent, matured or unmatured, secured or unsecured, which could be affected by the execution and delivery of this Agreement or consummation of the transactions contemplated by this Agreement or which could affect the same.

     3.4  Title to and Condition of Assets and Property
          ---------------------------------------------

          At Closing, Seller shall deliver to Purchaser good and marketable title to the Assets free and clear of all liens, claims, charges, security interests, options, or other title defects or encumbrances except as otherwise disclosed pursuant to this Agreement. Except as set forth in Schedule 1.1(b)(i) attached hereto, the Assets contain no real or personal property currently leased or otherwise occupied or used, but not owned, by Seller. All property owned or leased by Seller in connection with the Business constitute all of the assets currently used or needed in the ongoing operation of the Business as it is currently operated other than the contracts listed on Schedule 3.6. Except as set forth in Schedules 3.1(a) and 3.7 attached hereto, the operations which constitute the Business conform with all applicable federal, state and local laws, ordinances, rules and regulations except to the extent that any such non-compliance does not have a material adverse effect on the Business.

     3.5  Intellectual Property
          ---------------------

          Set forth on Schedule 3.5 hereto is a complete list of any and all trade names and trademarks being transferred to Purchaser in respect of the Business (the "Intellectual Property"). To the best of Seller's knowledge, the use of the Intellectual Property by Seller does not infringe on the rights of any person who has ever been employed by Seller since its inception.

     3.6  Contracts
          ---------

          Except for Customer Contracts, Non-Customer Contracts, contracts between Seller and its affiliates, or as set forth in Schedule 3.6 attached hereto, Seller is not a party to or bound by any contract or agreement, written or oral with a person or entity which is material to the Business.

          Neither Seller nor, to the best of Seller's knowledge any other party to any Non-Customer Contract, has breached any provisions of, or is in violation or default under the terms of, or has caused or permitted to exist any event that with or without due notice or lapse of time or both would constitute a default or event of default under, any such Non-Customer Contract. There are no facts or circumstances which have arisen on or prior to the date hereof which could lead to any additional obligation under any of the Non-Customer Contracts (payment or otherwise) or to the violation, cancellation or other early termination of one or more of the Non-Customer Contracts. All Non-Customer Contracts are valid, binding and in full force and effect and will continue in full force and effect to the benefit of Seller, its respective successors and assigns, if such party so elects, without change following the consummation of the transactions contemplated by this Agreement if assigned to Purchaser in accordance with Section 2.3(d) hereof. The consummation of the transactions contemplated by this Agreement will not violate or cause a default or event of default under any provision of, or result in the acceleration of any obligation under, or the termination of, any Contract.

     3.7  Litigation and Compliance
          -------------------------

          Except as set forth in Schedule 3.7 attached hereto: (i) There is no pending or, to the knowledge of Seller, threatened claim, investigation, lawsuit or administrative proceeding by or against Seller with respect to the Business;
(ii) the Business is in compliance with all federal, state, local and foreign laws and regulations and administrative orders and all tariffs, rules and regulations of local exchange carriers and inter-exchange carriers applicable thereto except to the extent that any such non-compliance does not have a material adverse effect on the Business, and (iii) there is no order, writ, injunction or decree relating to or affecting the Business or the transactions contemplated by this Agreement.

     3.8  Non-Contravention
          -----------------

          Except as set forth in Schedule 3.3 attached hereto, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in the breach of any term or provision of, constitute a default under, or accelerate or augment the performance otherwise required under, any provision of the partnership agreement of Seller, or any material agreement (including without limitation any loan agreement or promissory note), indenture, instrument, order, law or regulation to which Seller is a party or by which it is bound, or will result in the creation of any lien or encumbrance upon any of the Assets.

     3.9  Licenses, Permits and Required Consents
          ---------------------------------------

          Set forth on Schedule 3.9 attached hereto is a list of all material federal, state, local and foreign franchises, tariffs, licenses, ordinances, certifications, approvals, authorizations and permits (collectively, the "Authorizations") necessary for Seller to conduct and operate the Business as currently conducted. All Authorizations relating to the Business are in full force and effect, no violations have been made in respect thereof, and, other than those customer complaints and descriptions thereof set forth in Schedule
3.7 attached hereto, no proceeding is pending or, to the knowledge of Seller, threatened which could have the effect of revoking or limiting any such Authorizations, and the same will not cease to remain in full force and effect by reason of the transactions contemplated by this Agreement. Seller shall exercise its best efforts to file or obtain all FCC and PSC registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, authorizations, certifications, waivers or other actions of any kind required to be made, filed, given or obtained by or on behalf of Seller with, to or from the FCC and PSCs in connection with the consummation of the transactions contemplated by this Agreement ("Consents").

     3.10 Disclosure
          ----------

          No representation, warranty or statement made by or on behalf of Seller in this Agreement or the Schedules attached hereto or in the certificates or other materials furnished or to be furnished to Purchaser or its representatives prior to the Closing in connection with this Agreement and the transactions contemplated hereby or thereby, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

     3.11 Brokers
          -------

          Seller has not engaged any investment banker, financial advisor or broker of any kind with respect to the sale of the Assets and no fee or other compensation shall become payable to any investment banker, financial advisor or broker of any kind, engaged by Seller, upon the closing of the transactions contemplated hereby.

     3.12 Due Diligence
          -------------

          Seller shall use best efforts to comply in full in responding to the due diligence requests of the Purchaser through and including January 15, 2000 (provided that Seller shall not be required to permit due diligence requests and review which materially interfere with Seller's business).

     3.13 Investment Representations
          --------------------------

          Seller represents and warrants to Purchaser that it is acquiring the Purchase Price Shares registered in its name for its own account and not with a view to dividing PGE Common Stock with others or participating directly or indirectly in any resale, distribution or underwriting thereof and will not transfer or assign PGE Common Stock in violation of the Securities Act, applicable state securities laws or this Agreement. Seller further represents and warrants that it is able to bear the economic risk of the investment in PGE Common Stock and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of such investment. Seller shall provide such information and execute such documents as Purchaser may reasonably request in order to verify the foregoing. Seller acknowledges that it has been provided an opportunity to ask questions and receive answers from Purchaser and PGE concerning the terms and conditions of the offering of PGE Common Stock and to obtain any additional information which Purchaser possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of any information furnished in connection with said offering.

     3.14 Customer Account Materiality
          ----------------------------

          No single Customer Account comprises more than one percent (1%) of the Business.

     3.15 Disclaimer of Fraudulent Intent
          -------------------------------

          Seller represents and warrants that the transactions described in this Agreement have been undertaken in good faith, considering their obligations to any person or entity to whom Seller owes a right to payment, whether or not the right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured (collectively such persons with such claims are called "Seller Creditors" under this paragraph), and has undertaken these transactions without any intent to hinder, delay or defraud any such Seller Creditors, and either has disclosed in the ordinary course of business or will undertake to disclose to all such Seller Creditors (if required by applicable laws rules or regulations) the existence of this transaction. Seller further represents and warrants that: (1) neither Seller, nor any current or former employees of Seller or any of Seller's corporate affiliates will retain possession or control of any of the property transferred under this Agreement following the Closing, except as expressly provided in this Agreement or any agreement executed in connection herewith and then only for and on behalf of the account of the Purchaser; (2) Seller has not been sued or threatened with suit by any Creditor relative to the Business prior to the execution of this Agreement; (3) Seller has not removed or concealed any assets from any Seller Creditors; and (4) Seller believes in good faith that, at Closing, Seller will receive consideration reasonably equivalent to the value of the Assets transferred under this Agreement.

     3.16 Protection of Customer Accounts
          -------------------------------

          Seller represents and warrants that it has used its best efforts to ensure that all information related to the Customer Accounts, including, but not limited to, all customer lists, mailing lists, books, records, files, data, and letters of agency, has not been disclosed to anyone other than employees, directors and agents of Seller and any of Seller's corporate affiliates and that no such employees, directors or agents will possess, control or otherwise have any right to such information following the Closing of the transaction contemplated hereby.

4.   Representations and Warranties of Purchaser
     -------------------------------------------

          Purchaser represents and warrants to Seller as follows:

     4.1  Corporate Status
          ----------------

          Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on its business as now conducted.

     4.2  Authority for Agreement
          -----------------------

          Purchaser has the power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed by Purchaser and the transactions contemplated by them constitute the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms. No consent, approval, or authorization of, or declaration, filing, or registration with, any federal or state governmental or regulatory authority is required to be made or obtained by Purchaser in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, except approval of applicable public service commissions.

     4.3  No Conflicts
          ------------

          To the best of Purchaser's knowledge, the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated hereby: (i) do not and will not with or without the giving of notice or passage of time or both, violate, conflict with or result in a breach or termination of any provision of, or constitute a default under, or accelerate or permit the acceleration of the performance required by the terms of, or result in a creation of any mortgage, security interest, claim, lien, charge or other encumbrance upon any of its assets pursuant to, or otherwise give rise to any liability or obligation under any agreement, mortgage, deed of trust, license, permit or other agreement or instrument, or any order, judgment, decree, statute, regulation or any other restriction of any kind or description to which Purchaser is a party or by which Purchaser or its assets may be bound; and (ii) will not terminate or result in the termination of any such agreement or instrument, or in any way affect or violate the terms and conditions of, or result in the cancellation, modification, revocation or suspension of, any rights in or to its assets.

     4.4  Disclosure
          ----------

          The representations, warranties and statements made by Purchaser in this Agreement and in the certificates and other documents delivered pursuant hereto do not contain any untrue statement of a material fact, and, when taken together, do not omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading.

     4.5  SEC Filings and Financial Information
          -------------------------------------

          PGE, the owner of 100% of the capital stock of Purchaser, has filed with the Securities and Exchange Commission (the "Commission") its Annual Report on Form 10-K for the year ended December 31, 1998, together with all schedules and exhibits attached thereto, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999 (collectively, the "SEC Documents"). Each SEC Document, as of the date of its filing thereof with the Commission, conformed in all material respects with the requirements of the Exchange Act, and the rules and regulations thereunder. The financial statements of PGE, including the notes thereto, included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) and present fairly the consolidated financial position of PGE at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments). Since the date of PGE's last Report on Form 10-Q, there have been no contracts, loss contingencies, acquisitions or divestitures that are material to PGE that have not been disclosed to Seller.

     4.6  Purchase Price Shares
          ---------------------

          If Purchase Price Shares are issued pursuant to this Agreement, said Purchase Price Shares shall be (i) fully paid, nonassessable and free and clear of all liens, encumbrances, pledges, charges and security interests, (ii) shall be "restricted shares" under Rule 144 promulgated by the Securities Exchange Commission under the Securities Act, (iii) not subject to any shareholder's agreement, voting trust or other similar agreement, and (iv) are entitled to the protections set forth in Section 6.8 hereof.

5.   Seller's Obligations Before Closing
     -----------------------------------

     Seller covenants that from the date of this Agreement and until the Closing
Date:

     (a) Through and including January 15, 2000, Purchaser and its counsel, accountants and other representatives shall have full access to all properties, books, accounts, records, contracts and documents of or relating to the Business (including, but not limited to, billing records, customer service history, verbal letters of agency tapes or written letters of agency where required), but Purchaser shall not have access to any information not related to the Business. Through and including January 15, 2000, Seller shall furnish or cause to be furnished to Purchaser and its representatives all data and information concerning the Business that may be reasonably requested.

     (b) Seller will continue to operate the Business diligently and in substantially the same manner as prior to this Agreement and shall not take any actions that vary materially from those methods used by Seller in the operation of the Business as of the date of this Agreement, without the prior written consent of Purchaser.

6.   Covenants
     ---------

     6.1  Further Assurances
          ------------------

          At any time and from time to time after the Closing Date, each party shall, without further consideration, execute and deliver to the other such other instruments of transfer and assumption and shall take such other action as the other may reasonably request to carry out the transfer of the Assets and the assumption of the specific liabilities contemplated by this Agreement; provided, however, Purchaser shall pay the reasonable out of pocket expenses incurred by Seller in taking any actions requested by Purchaser after the Closing.

     6.2  Standstill; Public Announcement
          -------------------------------

          Prior to the Closing or termination of this Agreement, Seller agrees not to directly or indirectly solicit, entertain or encourage offers or negotiate with any other person or entity regarding the purchase or sale of the Business. The foregoing shall not prohibit Seller from selling some or all of its business and operations to a third party, provided that such third party honors and fulfills all obligations, duties and commitments of Seller set forth herein and in such other agreements executed in connection herewith. Seller shall not make any public announcement with respect to the subject matter of this Agreement. Purchaser shall not make any public announcement with respect to the subject matter of this Agreement without Seller's prior consent, which consent shall not be unreasonably withheld; provided however Seller shall be entitled to withhold its consent to any press release that would have a material adverse impact on Seller or the Business. Notwithstanding any provision of this
Section 6.2 to the contrary, Purchaser and PGE may make any public disclosure about this Agreement to the extent required in the opinion of its counsel by federal or state securities laws or NASDAQ rules, provided that Seller shall have a reasonable opportunity to review such disclosures in advance.

     6.3  Authorizations
          --------------

          Seller shall use commercially reasonable efforts to assist Purchaser in obtaining all Authorizations necessary to consummate the transactions contemplated hereby.

     6.4  Compliance with Laws
          --------------------

          Seller understands that Seller's operation of the Business prior to the Closing of this Agreement is subject to the rules and regulations of the FCC and the PSCs, and Seller hereby agrees to be fully responsible for the acts and omissions of all of Seller's agents, servants and representatives in the connection with the operation of the Business prior to the Closing of this Agreement which are in violation of all laws, rules, regulations, administrative decisions and pronouncements of the FCC and the PSCs, including but not limited to all applicable FCC and PSC rules regarding customer slamming and cramming, the violation of which may result in severe penalties and adverse consequences which the FCC or the PSCs agencies may attempt to impose upon Purchaser after the Closing of this Agreement.

     6.5  Bulk Sales
          ----------

          Purchaser and Seller hereby agree to waive compliance with any and all applicable bulk sales laws.

     6.6  Continued Relationships
          -----------------------

          Up to the Closing Seller shall use commercially reasonable efforts to preserve intact the Business and keep available the services of its officers and employees and operate the Business in its ordinary course, and shall cause to be taken no change in the business, condition or results of operations of Seller which may have a material adverse effect on the Business.

     6.7  Confidentiality
          ---------------

     (a) The provisions of that certain Confidentiality Agreement executed by and between Purchaser as of December 20, 1999 (the "Confidentiality Agreement") are incorporated herein by reference. Notwithstanding the foregoing, the Confidentiality Agreement shall survive any termination of this Agreement.

     (b) Notwithstanding the foregoing, Purchaser or PGE may, at any time after the date of this Agreement, file with the Securities and Exchange Commission (the "Commission") a Report on Form 8-K pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the transactions contemplated by this Agreement, which Report may include, among other things, financial statements and pro forma financial information with respect to the Business, and/or file with the Commission a registration statement under the Securities Act which includes a prospectus containing any information required to be included therein with respect to the transactions contemplated by this Agreement, including but not limited to financial statements and pro forma financial information with respect to the Business, and thereafter distribute said prospectus in connection with the offer and sale of securities of Purchaser or PGE. Purchaser or PGE also may include such information in any other Exchange Act Report or in offering circulars or private placement memoranda distributed in connection with the offer and sale of debt or equity securities. Seller shall cooperate with Purchaser or and provide such information and documents as may be required in connection with any such filings, registration statements, offering circulars or Exchange Act Reports.

     6.8  Stock Sale Agreement
          --------------------

          A Stock Sale Agreement, in substantially in the form attached hereto as Exhibit 6.8 (the "Stock Sale Agreement") shall be executed by Purchaser, Seller and PGE at the Closing.

     6.9  Current Information
          -------------------

          From and after the Closing Date, and for so long as Seller or any affiliate of Seller hold shares of PGE Common Stock, Purchaser agrees to use its best efforts to ensure that PGE files all reports required to be filed by it under the reporting requirement of Section 13 or 15(d), as applicable, of the Securities Exchange Act of 1934, as amended (the "Act"); or, if PGE is not subject to Section 13 or 15(d) of the Act, PGE shall make publicly available, on a current basis, the information specified in Rule 144(c)(2) promulgated under the Securities Act. As used in this section, the term "affiliate" shall have the same meaning as in Rule 501 promulgated under the Securities Act.

     6.10 Bringdown Certificate
          ---------------------

          As of the Closing, Seller shall deliver to Purchaser a Bringdown Certificate with respect to Seller's representations and warranties set forth in this Agreement. In the event that such Bringdown Certificate does not set forth facts or circumstances which have a material adverse impact on the Assets, then Seller's representations and warranties shall be deemed modified as set forth in such Certificate. In the event that such Bringdown Certificate sets forth facts or circumstances which have a material adverse impact on the Assets, then Purchaser's sole and exclusive remedy shall be to elect to terminate this Agreement; provided in the event (i) Seller took some action between January 15, 2000 and the Closing which results in regulatory consequences having a material adverse effect on the Business or (ii) there is a twenty five percent (25%) reduction in the gross revenues of the Business between January 15, 2000 and the Closing, then Purchaser shall also be entitled to the return of the Breakup Shares. In the event that Purchaser closes the transactions contemplated by this Agreement following receipt of such Bringdown Certificate, then Purchaser shall be deemed to have waived any claims with respect to the matters set forth in such Bringdown Certificate.

     6.11 Due Diligence
          -------------

          Purchaser shall have completed, to its satisfaction, a due diligence review of the Business and delivered to Seller by January 15, 2000 either a Satisfaction Notice or a written notice terminating this Agreement. In the event Purchaser fails to deliver such notice, then this Agreement shall be deemed to have terminated. In the event of such termination or deemed termination, this Agreement shall be of no further force and effect and Seller shall be entitled to retain the Breakup Cash and, except as otherwise expressly provided herein, the Breakup Shares.

     6.12 Integration
          -----------

          On or before the Closing, Purchaser shall provide Seller with all necessary information and data to integrate all of Purchaser's long distance customer accounts and casual calling traffic into the Business (other than the Customer Accounts). The scope, extent and nature of such accounts and casual calling traffic shall be substantially as set forth on Schedule 6.12 attached hereto. Following the Closing, Seller shall on a best efforts basis integrate such customer accounts into the Business. Purchaser shall fully cooperate with such integration. Upon integration of such customer accounts, Seller shall commence billing such customer accounts pursuant to the Management Agreement.

     6.13 SOHO Agreement
          --------------

          The parties may, but are not obligated to agree in the future to form a joint venture for the purpose of marketing telecommunications services to small office/home office customers.

7.   Conditions Precedent
     --------------------

     7.1  Conditions to Obligations of Purchaser
          --------------------------------------

          The obligation of Purchaser to pay the Purchase Consideration to Seller and to satisfy its other obligations hereunder shall be subject to fulfillment (or waiver by Purchaser) at or prior to the Closing, of the following additional conditions, which Seller agrees to use its best efforts to cause to be fulfilled:

     (a)  Representations, Performance
          ----------------------------

          The representations and warranties of Seller contained in Section 3 hereof shall be true in all material respects at and as of the Closing Date (except as otherwise provided herein or as affected by the transactions contemplated hereby) and Seller shall have duly performed and complied with all agreements and conditions required by this Agreement to be performed, or complied with, by it prior to or on the Closing Date.

     (b)  Partnership Proceedings
          -----------------------

          All partnership and other proceedings of Seller in connection with the transactions contemplated by this Agreement and all document and instruments incident to such partnership proceedings, shall be reasonably satisfactory in substance and form to Purchaser, and Purchaser shall have received all such documents and instruments or copies thereof.

     (c)  Approval of FCC and States
          --------------------------

          The FCC and the PUCs shall have granted any and all consents and approvals necessary to consummate the transactions contemplated hereby and any required notice period(s) shall have expired.

     (d)  Consents
          --------

          Seller shall have successfully arranged for the Consents necessary to assign the Contracts being assumed by Purchaser from Seller to Purchaser.

     (e)  Non-Competition Agreement
          -------------------------

          Seller shall have executed a non-competition agreement, substantially in the form attached hereto as Exhibit 7.1(e) (the "Non-Competition Agreement").

     (f)  Stock Sale Agreement
          --------------------

          Seller shall have executed the Stock Sale Agreement referred to in
Section 6.8 above.

     (g)  Expense Sharing
          ---------------

          Seller shall share on an equal basis the monthly expenses set forth on
Schedule 7.1(g) attached hereto (the "Expense Sharing Arrangement"). The Expense Sharing

Arrangement shall continue for an initial period of six (6) months from the Closing Date (the "Initial Period") and shall automatically be renewed for consecutive additional periods of six (6) months, provided however that either party (the "Terminating Party") may terminate the Expense Sharing Arrangement at any time after the Initial Period upon providing the other party (the "Non-Terminating Party") with sixty (60) days prior written notice of the Terminating Party's intent to so terminate effective as of the expiration of such sixty (60) day period. In conjunction therewith Purchaser shall utilize the Los Angeles telemarketing and support operations center located at 3660 Wilshire Boulevard, Los Angeles, California (which lease is subject to a Non Customer Contract) (the "L.A. Center") during nights and weekends and Seller shall utilize the L.A. Center during the weekdays. All other expenses related to the L.A. Center shall be borne by Purchaser pursuant to the lease in respect of the L.A. Center.

     (h)  Due Diligence
          -------------

          Purchaser shall have completed, to its satisfaction, a due diligence review of the Business by January 15, 2000.

     (i)  License Agreement
          -----------------

          Seller shall have executed and delivered to Purchaser a License Agreement substantially in the form of Exhibit 7.1(i) attached hereto (the "License Agreement").

     (j)  Management Agreement
          --------------------

          Seller shall have executed and delivered to Purchaser a Management Agreement substantially in the form of Exhibit 7.1(j) attached hereto (the "Management Agreement").

     7.2  Conditions to Obligations of Seller
          -----------------------------------

          The obligations of Seller to deliver the bill of sale, assignments, endorsements and other instruments of transfer relating to the Assets and to satisfy Seller's other obligations hereunder shall be subject to the fulfillment, on or prior to the Closing Date (or waiver by Seller), of the following conditions, which Purchaser agrees to use its best efforts to cause to be fulfilled:

     (a)  Representations, Performance
          ----------------------------

          The representations and warranties of Purchaser contained in Section 4 hereof shall be true at and as of the Closing Date. Purchaser shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed, or complied with, by it prior to or on the Closing Date.

     (b)  Corporate Proceedings
          ---------------------

          All corporate and other proceedings of Purchaser in connection with the transactions contemplated by this Agreement, and all documents and instruments incident thereto, shall be satisfactory to Seller and Seller shall have received all such documents and instruments, or copies thereof.

     (c)  No Material Changes
          -------------------

          No material changes in the financial position of Purchaser or material changes in the written information previously disclosed to Seller shall have occurred.

     (d)  Delivery of Purchase Consideration
          ----------------------------------

          Seller shall have been paid the Cash Purchase Price in accordance with
Section 2.3 hereof and shall have received bona fide certificates evidencing the Purchase Price Shares (if applicable) executed by the person or persons required to so execute such certificates in accordance with the formative corporate documents of PGE.

     (e)  Adequate Security
          -----------------

          Purchaser shall provide Seller with adequate security for the (i) delivery of the Earn-Out Shares, (ii) delivery of the Additional Shares, (iii) payment of any portion of the Cash Purchase Price which is to be paid subsequent to the Closing Date and (iv) payment of the funds to Seller pursuant to Section
2.3 (viii) of this Agreement, which security may, in Purchaser's sole and absolute discretion, be in the form of any combination of the following: (i) an irrevocable letter of credit from a national bank; or (ii) escrowed cash; or
(iii) a first priority perfected security interest in the Assets and all new and replacement assets comprising the Business as owned by Purchaser after the Closing (such security interest shall be reflected in security documents in form and substance acceptable to Seller). In the event Seller is provided a security interest as set forth in item (iii) above and there is a default by Purchaser in the obligations secured thereby then Seller shall be entitled to elect, in its sole and absolute discretion, to receive the assets secured by such security interest (the "Secured Assets") in full satisfaction of such obligations. In the event of such election Seller shall be entitled to retain all stock, cash or other consideration received by Seller pursuant to the terms of this Agreement prior to the date of such election; provided, however, if on the date of such election Seller shall have received more than sixty percent (60%) of the Purchase Consideration then upon receipt by Seller of good and marketable title to the Secured Assets free and clear of all liens, claims, charges, security interests, options or other title defects or encumbrances Seller shall pay to Purchaser the difference between (A) the Purchase Consideration actually received by Seller and (B) sixty percent (60%) of the Purchase Consideration.

     (f)  License Agreement
          -----------------

          Purchaser shall have executed and delivered the License Agreement to Seller.

     (g)  Management Agreement
          --------------------

          Purchaser shall have executed and delivered the Management Agreement to Seller.

8.   Indemnification; Manner of Claims
     ---------------------------------

     8.1  Indemnification
          ---------------

     (a)  Indemnification by Seller
          -------------------------

          From and after the Closing Date, Seller will indemnify Purchaser against, and hold Purchaser harmless from, any and all liability, damage, deficiency, loss, cost or expense (including reasonable attorneys fees') (collectively "Losses") that is based upon or that arises out of (i) any misrepresentation or breach of any representation, warranty or agreement made by Seller herein, (ii) any obligation, debt or liability of Seller to the extent that the same is not expressly assumed herein by Purchaser, or (iii) the use and ownership of the Assets on or prior to the Closing Date (other than those liabilities specifically assumed by Purchaser hereunder or liabilities which Purchaser or its affiliates are responsible for pursuant to various contracts and agreements entered into between Purchaser and its affiliates on the one hand and Seller and is affiliates on the other hand), provided that Purchaser may not receive recoveries in excess of the amount of Loss.

     (b)  Indemnification by Purchaser
          ----------------------------

          From and after the Closing Date, Purchaser will indemnify Seller against, and hold Purchaser harmless from, any and all Losses based upon or that arising out of (i) any misrepresentation or breach of any representation, warranty or agreement made by Purchaser herein, (ii) the use and ownership of the Assets subsequent to the Closing Date(other than those liabilities which Seller or its affiliates are responsible for pursuant to various contracts and agreements entered into between Seller and its affiliates on the one hand and Purchaser and is affiliates on the other hand), and (iii) any obligation, debt, liability or Contract of Seller assumed by Purchaser pursuant hereto.

     (c)  Cap and Floor
          -------------

          Notwithstanding anything to the contrary in this Agreement, Seller shall have no liability or obligation to Purchaser with respect to that portion of the Losses which are (a) less than Five Hundred Thousand Dollars ($500,000) in the aggregate or (b) greater than Six Million Dollars ($6,000,000) in the aggregate.

     (d)  Exclusive Remedy
          ----------------

          Except as otherwise expressly provided for in this Agreement, the rights under this Section 8.1 shall constitute Purchaser's exclusive rights against Seller for the matters set forth in this Agreement.

     8.2  Manner of Claims
          ----------------

          Any notice of a claim by reason of any of the representations and warranties contained in this Agreement shall state specifically the representation or warranty with respect to which the claim is asserted, and the amount of liability asserted against the other party by reason of the claim.

9.   Miscellaneous
     -------------

     9.1  Consents of Third Parties
          -------------------------

          This Agreement shall not constitute an agreement to assign any interest in any instrument, Contract, lease, permit, Authorization or other agreement or arrangement of Seller, or any claim, right or benefit arising thereunder or resulting therefrom, if any assignment without the consent of a third party would constitute a breach or violation thereof or adversely affect the rights of the Purchaser or Seller thereunder. If a consent of a third party which is required in order to assign any instrument, Contract, lease, permit, Authorization or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom, which consent Seller shall use its best efforts to assist Purchaser in obtaining prior to the Closing, is not obtained prior to the Closing, or if an attempted assignment would be ineffective or would adversely affect the ability of Seller to convey its interest to the Purchaser, Seller will cooperate with Purchaser in any lawful and economically feasible arrangement to provide that Purchaser shall receive Seller's interest in the benefits under any such instrument, Contract, lease, permit, Authorization or other agreement or arrangement; and any transfer or assignment to Purchaser by Seller of any interest under any such instrument, Contract, lease, permit, Authorization or other agreement or arrangement that requires the consent of a third party shall be made subject to such consent or approval being obtained.

     9.2  Expenses
          --------

          Subject to the terms of Sections 8 and 10 hereof, each of the parties hereto shall bear its own expenses, costs and fees (including attorney's fees) in connection with the transactions contemplated hereby, including the preparation and execution of this Agreement and compliance herewith, whether or not the transactions contemplated hereby shall be consummated.

     9.3  Severability
          ------------

          If any term or provision of this Agreement shall be held or deemed to be, or shall in fact be, inoperative or unenforceable as applied in any particular case because it conflicts with any other provision or provisions hereof or any constitution or statute or rule of public policy, or for any other reason, such circumstances shall not have the effect of rendering the term or provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatever, but such term or provision shall be deemed modified or deleted as or to the extent required by applicable law. The invalidity of any one or more phrases, sentences, clauses, sections, or subsections of this Agreement shall not affect the remaining portions of this Agreement.

     9.4  Notices
          -------

          Any notices or other communications required under this Agreement shall be in writing, shall be deemed to have been given when delivered in person, when delivered to a recognized next business day courier, or, if mailed, when deposited in the United States first class mail, registered or certified, return receipt requested, with proper postage prepaid, addressed as follows or to such other address as notice shall have been given pursuant hereto:

          If to Seller:


          NOSVA Limited Partnership
          Attn: Michael Arnau
          4380 Boulder Highway
          Las Vegas, NV  89121

          With a copy to:


          Ronald D. Husdon, Esq.
          Kelley Drye & Warren LLP
          777 South Figueroa Street
          Suite 2700
          Los Angeles, CA 90017

          If to Purchaser:


          International Exchange Communications, Inc.
          Attn:  Gail E. Granton
          533 Airport Blvd., Suite 505
          Burlingame, CA 94010

          With a copy to:


          Benjamin W. Bronston, Esq.
          Nowalsky, Bronston & Gothard
          A Professional Limited Liability Company
          3500 N. Causeway Blvd.
          Suite 1442
          Metairie, LA  70002

     9.5  Amendment
          ---------

          This Agreement may not be amended except by an instrument in writing, duly executed and delivered on behalf of each of the parties hereto.

     9.6  Waiver
          ------

          Any party may waive compliance by another with any of the provisions of this Agreement. No waiver of any provisions shall be construed as a waiver of any other provision. Any waiver must be in writing.

     9.7  Counterparts
          ------------

          This Agreement may be executed in multiple counterparts, each of which shall be deemed an original agreement, and all of which taken together shall constitute one agreement, notwithstanding that all of the parties are not signatories to the original or to the same counterpart.

     9.8  Assignment
          ----------

          Any assignment of this Agreement or the rights or obligations hereunder by any party without the prior written consent of the nonassigning parties shall be void. Notwithstanding the foregoing, either party may assign all or any part of its rights and/or obligations to one or more affiliates, subsidiaries, parent companies or shareholders of said party. No such assignment shall relieve the assigning party of any of its obligations or duties under this Agreement.

     9.9  Costs
          -----

          In the event any action is instituted to enforce or interpret the terms of this Agreement or arises out of this Agreement, the party prevailing in such action shall be entitled to recover its reasonable attorney's fees and costs as determined by the court.

     9.10 Entire Agreement; Applicable Law, etc.
          --------------------------------------

          This Agreement, the Confidentiality Agreement and the other documents or agreements executed contemporaneously herewith or pursuant hereto constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of California applicable to contracts made and to be performed in California.

     9.11 Industry Terms and Phrases
          --------------------------

          All terms and phrases unique to the telecommunications industry and used within this Agreement shall be defined in accordance with the everyday meaning assigned to such terms and phrases within the industry.

     9.12 Stock Legend
          ------------

          Each of the certificates of PGE Common Stock issued to Seller pursuant to the transactions hereunder, shall bear the following legend:

          THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT THERETO OR IN ACCORDANCE WITH AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM

SUCH REGISTRATION IS AVAILABLE. THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN PROVISIONS OF THAT CERTAIN ASSET PURCHASE AGREEMENT, DATED AS OF DECEMBER ___, 1999 BETWEEN INTERNATIONAL EXCHANGE COMMUNICATIONS, INC. AND NOSVA LIMITED PARTNERSHIP AND THE STOCK SALE AGREEMENT BETWEEN INTERNATIONAL EXCHANGE COMMUNICATIONS, INC. AND NOSVA LIMITED PARTNERSHIP, DATED AS OF DECEMBER ___, 1999.

     9.13 Arbitration
          -----------

          The parties agree that any controversy or claim arising under this Agreement shall be resolved through alternative dispute resolution means in the following manner:

     (a) Initially, the parties will engage in nonbinding mediation. Mediation shall be held in Los Angeles, California or such site as is mutually agreeable to both parties. The mediator shall be jointly appointed by the parties and shall have expertise in commercial dispute resolution.

     (b) In the event that the dispute of claim is not satisfactorily resolved through mediation within forty-five (45) days of notice of such claim or dispute by a party, the parties agree to submit such dispute or claim to binding arbitration. Arbitration shall be held in Los Angeles, California, or such other site that is mutually agreeable to the parties. Any judgement, decision or award by the arbitrator shall be final and binding on the parties and may be enforced in any court having jurisdiction over a party against whom any such judgement, decision or award is to be enforced. The parties specifically and knowingly waive any rights under State or Federal constitutions or statutes which grant a party the right to trial by jury for any claim that might arise under this Agreement or which purports to give a party the right to appeal an arbitrator's judgement, decision or award. The rules and procedures of the American Arbitration Association shall apply.

     (c) The parties shall bear their own costs and expenses, including, but not limited to, attorney's fees, for any mediation or arbitration, unless otherwise directed by the mediator or arbitrator.

10.  Termination
     -----------

     10.1 Mutual Consent
          --------------

          This Agreement may be terminated at any time prior to the Closing by mutual consent of Seller and Purchaser, expressed by action of their respective Boards of Directors.

     10.2 Automatic Termination
          ---------------------

          This Agreement shall automatically terminate and, except as otherwise set forth in Section 10.3 below, the obligations of the parties hereunder shall be discharged if the Closing does not occur on or prior to April 15, 2000.

     10.3 Remedies on Termination
          -----------------------

          In the event Purchaser, without the right to do so under this Agreement, shall fail or refuse to consummate the transactions contemplated by this Agreement, or if any default under, or breach of, any representation, warranty, covenant or condition of this Agreement on the part of Purchaser shall have occurred that results in the failure to consummate the transactions contemplated hereby, then Seller's sole and exclusive remedy shall be to obtain a termination fee in the form of the Breakup Cash (as described in Section 2.3(b)(i) above) plus the Breakup Shares (as described in Section 2.3(c)(i)
                 ----
above) (or any cash which Purchaser may have substituted in lieu of all or any portion of the Breakup Shares pursuant to Section 2.3(c)(vii)). In the event Seller, without the right to do so under this Agreement, shall fail or refuse to consummate the transactions contemplated by this Agreement, or if any default under, or breach of, any representation, warranty, covenant or condition of this Agreement on the part of Seller shall have occurred that results in the failure to consummate the transactions contemplated hereby, then subject to the limitations and exceptions set forth in this Agreement, Purchaser shall be entitled to obtain from Seller reasonable costs and attorneys fees incurred in connection with this Agreement and the right to seek specific performance of Seller's obligations under this Agreement.

     10.4 AS-IS SALE; DISCLAIMERS
          -----------------------

          EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE ASSETS OR THE BUSINESS, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

          PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE ASSETS "AS IS, WHERE IS,
                                                               ----------------
WITH ALL FAULTS" EXCEPT AS OTHERWISE SET FORTH HEREIN.  EXCEPT AS EXPRESSLY SET
---------------
FORTH IN THIS AGREEMENT, PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE ASSETS OR THE BUSINESS OR RELATING THERETO, MADE OR FURNISHED BY SELLER OR ANY AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING. PURCHASER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE ASSETS ARE BEING SOLD "AS-IS."

          PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE ASSETS AND THE BUSINESS, AS PURCHASER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE ASSETS AND THE

BUSINESS, AND WILL RELY SOLELY UPON SAME AND THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR SELLER'S AFFILIATES, EMPLOYEES OR AGENTS WITH RESPECT THERETO. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INVESTIGATIONS.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.


                                   International Exchange Communications,
                                   Inc.


                                   By:_______________________________
                                   Name:_____________________________
                                   Title:____________________________



                                   NOSVA Limited Partnership

                                     NOS Communications of Virginia, Inc.,
                                     Its General partner

                                     By:_____________________________
                                     Name:___________________________
                                     Title:__________________________


                                 INTERVENTION
                                 ------------

     And now comes Pacific Gateway Exchange, Inc., a Delaware corporation, for purposes of intervening into this Asset Purchase Agreement and agreeing to be bound by the terms of Sections 2.2(b)(ii), 2.2(b)(iii), 2.3(a), 2.3(c), 4.5, 6.8, 6.9, 7.2(d), 7.2(e) and 10.3, but not any other provisions hereof.

                                        Pacific Gateway Exchange, Inc.


                                        By:___________________________
                                        Name:_________________________
                                        Title:________________________

     And now comes NOS Communications, Inc., a Maryland corporation, for purposes of intervening into this Asset Purchase Agreement and agreeing to be bound by the terms of Sections 1.2 but not any other provisions hereof.

                                   NOS Communications, Inc.


                                   By:________________________
                                   Name:______________________
                                   Title:_____________________